Exhibit 99.1

SUSAN K. NEELY JOINS ENTERCOM BOARD OF DIRECTORS

PHILADELPHIA, PA – December 20, 2018 – Entercom Communications Corp. (NYSE: ETM), the #1 creator of live, original, local audio content in the United States, today announced the appointment of Susan K. Neely to its Board of Directors, effective immediately. Neely currently serves as the President and Chief Executive Officer of the American Council of Life Insurers (ACLI). Among many notable positions, Neely served as special assistant to President George W. Bush and helped create the U.S Department of Homeland Security (DHS), and later became the first DHS Assistant Secretary for Public Affairs. With this addition, the Board has expanded to nine directors.

“I’m very pleased to welcome Susan to the Entercom Board of Directors,” said David Field, Chairman, President and Chief Executive Officer, Entercom. “Susan brings an outstanding breadth of expertise to the board and we look forward to having her join us at such an exciting time in our Company’s growth and transformation.”

Neely led the American Beverage Association (ABA) for 13 years as President and CEO before joining ACLI in September 2018. She has also served as senior executive at the Association of American Medical Colleges and the Health Insurance Association of America (HIAA). She has been named Trade Association CEO of the Year by two different national organizations. Neely was honored as one of Washingtonian Magazine’s “100 Most Powerful Women in Washington,” and was named as one of the Washington Business Journal’s “Women Who Mean Business.” She was also awarded the “Global Citizen of the Year Award” by Seton Hall University’s School of Diplomacy and International Relations.

Neely serves on numerous boards and councils, including the Congressional Coalition on Adoption Institute, the American Council for Capital Formation, the Economic Club of Washington, D.C. and the Global Child Nutrition Foundation. Neely was also elected as the first woman president of both the Washington Rotary Club and the University Club of Washington, D.C.

Neely holds a master’s degree in Public Administration from Drake University and undergraduate degrees in Journalism and French Civilization from the University of Iowa.

CONTACT:

Jennifer Morales

Entercom

212-649-9685

Jennifer.Morales@Entercom.com

@EntercomPR

About Entercom Communications Corp.

Entercom Communications Corp. (NYSE: ETM) is a leading American media and entertainment company reaching and engaging over 170 million people each month through its premier collection of highly rated, award winning radio stations, digital platforms and live events. As one of the country’s two largest radio broadcasters, Entercom offers integrated marketing solutions and delivers the power of local connection on a national scale with coverage of close to 90% of persons 12+ in the top 50 markets. Entercom is the #1 creator of live, original, local audio content and the nation’s unrivaled leader in news and sports radio. Learn more about Philadelphia-based Entercom at www.entercom.com, Facebook and Twitter (@Entercom).

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